Exhibit 4.7

MAIN STREET CAPITAL CORPORATION

2015 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) between Main Street Capital Corporation (the “Company”) and                               (the “Grantee”), a member of the Board of Directors of the Company (the “Board”), regarding an award (“Award”) of                             shares of common stock, par value $0.01 per share (the “Common Stock” and, such Common Stock comprising this Award, the “Restricted Stock”), awarded to the Grantee on                          (the “Award Date”), pursuant to the 2015 Non-Employee Director Restricted Stock Incentive Plan (the “Plan”), such number of shares of Restricted Stock subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:

1.             Relationship to Plan.

This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder or amendments, if any, which are adopted by the Committee.  Except as defined herein, capitalized terms used herein shall have the same meanings ascribed to them under the Plan.

2.                                      Vesting Schedule.

(a)           All shares of Restricted Stock subject to this Award shall vest on the day immediately preceding the first annual meeting at which shareholders elect directors that occurs after the Award Date, provided that the Grantee has been in continuous service as a member of the Board through such date (the “Vesting Date”), provided that if such date falls on a day that is not a business day, the Vesting Date shall be the next following business day.  The Board may amend the Plan, in accordance with the terms of the Plan, to accelerate the time at which the shares of Restricted Stock subject to this Award shall vest.

(b)           All shares of Restricted Stock subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, upon the occurrence of a Change in Control.

3.                                      Forfeiture of Award.

Except as specifically provided in Section 2 above, upon the Grantee’s termination of service as a member of the Board, all unvested shares of Restricted Stock as of the termination date shall be forfeited back to the Company without payment.

4.                                      Escrow of Shares.

During the period of time between the Award Date and the earlier of the date the shares of Restricted Stock vest or are forfeited (the “Restriction Period”), the shares of Restricted Stock shall be registered in the name of the Grantee and held in escrow by the Company or in a book-entry account with the Company’s transfer agent, and the Grantee agrees, upon the Company’s written request, to provide a stock power endorsed by the Grantee in blank.

Any certificate or book-entry account shall bear a legend or notation as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Agreement.  Upon termination of the Restriction Period, if the shares of Restricted Stock are held in certificated form, a certificate representing such shares without any legend referring to the terms, conditions and restrictions described in this Agreement shall be delivered to the Grantee, and if the shares of Restricted Stock are held in book-entry form, the Company shall instruct the transfer agent to remove any notation referring to the terms, conditions and restrictions described in this Agreement, in each case, as promptly as is reasonably practicable following such termination. Fractional shares will not be issued and shares issued will be rounded up to the nearest whole share.

5.                                      Code Section 83(b) Election.

The Grantee shall be permitted to make an election under Code Section 83(b), to include an amount in income in respect of the Award of Restricted Stock in accordance with the requirements of Code Section 83(b). Grantee acknowledges that such election must be filed with the Internal Revenue Service within 30 days of the grant of the Award for which such election is made. Grantee is solely responsible for making such election.

6.                                      Dividends and Voting Rights.

During the Restricted Period, the Grantee shall have the right to vote or execute proxies with respect to the shares of Restricted Stock subject to this Award and to receive any cash or stock dividends paid or distributed with respect thereto, unless and until the Restricted Stock is forfeited.  Cash or stock dividends paid or distributed with respect to outstanding Restricted Stock shall be fully vested and nonforfeitable upon receipt.  Notwithstanding the foregoing, in the case of a stock split affected by the Company by means of a stock dividend or any stock dividends affected as part of a recapitalization of the Company or similar event, any stock dividends distributed with respect to the underlying Restricted Stock shall be subject to the same restrictions provided for herein with respect to such Restricted Stock, and the dividend shares so paid or distributed shall be deemed Restricted Stock subject to all terms and conditions herein.

7.                                      Delivery of Shares.

The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted.  The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.

8.                                      Assignment of Award.

Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution.

9.                                      Restrictions on Common Stock.

In consideration of the Award being made hereunder, the Grantee agrees that the Company (or a representative of any underwriters, initial purchasers or placement agents the Company may designate) may, in connection with any offering of any securities of the Company require that the Grantee not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed 180 days) following such offering or such other date as may be requested by the Company or such representative of the underwriters, initial purchasers or placement agents.  For purposes of this restriction, the Grantee will be deemed to own shares of Common Stock which: (a) are owned directly or indirectly by the Grantee, including securities held for the Grantee’s benefit by nominees, custodians, brokers, or pledgees; (b) may be acquired by the Grantee under this Award at any time, or otherwise be acquired by the Grantee within 60 days of the offering or other date set by the Company or the representative of the underwriters; (c) are owned directly or indirectly, by or for the Grantee’s spouse and any of his children who reside at his principal residence and over which Grantee can exercise dispositive authority; or (d) are owned, directly or indirectly, by or for a corporation, partnership, estate, or trust of which the Grantee is a shareholder, partner, beneficiary, or trustee and over which Grantee can exercise dispositive authority, but in the event the Grantee is a shareholder, partner, or beneficiary, only to the extent of the Grantee’s proportionate interest therein as a shareholder, partner, or beneficiary thereof.  The Grantee further agrees that the Company may impose “stop transfer” instructions with respect to securities subject to the foregoing restrictions until the end of such period.

10.                               Restrictive Legend or Notation.

Certificates or book-entry account representing the Common Stock issued pursuant to the Award will bear all legends or notations required by law or determined by the Company or its counsel as necessary or advisable to effectuate the provisions of the Plan and this Award.  The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends or notations referred to in this Section 10 have been complied with.  The stock transfer records of the Company will reflect stock transfer instructions with respect to such shares.

11.                               Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

12.                               Tax Matters.

Grantee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Grantee to review with the Grantee’s own tax advisors the federal, state and local tax consequences of this Award. Grantee is relying solely on such advisors and not on the statements or representations of the Company or its agents. Grantee understands that Grantee (and not the Company) will be responsible for Grantee’s own tax liability that may arise as a result of the Award.

13.                               Governing Law.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas without regard to any jurisdiction’s choice of law principles.

14.                               Amendment.

This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Grantee.

15.                               Dispute Resolution.

The provisions of this Section 15 shall be the exclusive means of resolving disputes of between the Grantee and the Company arising from the Plan or this Agreement. The parties shall attempt in good faith to resolve any disputes arising out of or relating to the Plan or this Agreement by negotiation between individuals who have authority to settle the controversy. Within 30 days of written notification regarding a dispute, the parties shall meet at such times and places as may be required to attempt to resolve the dispute. If the dispute has not been resolved within 90 days of the written notification, either party may file suit and all parties agree that any suit, action or proceeding arising in connection with the Plan or this Agreement shall be brought in the United States District Court of the Southern District of Texas (or should such Court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Harris County, Texas) and that the parties shall submit to the jurisdiction of such court. The parties to this Agreement irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 15 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

16.                               No Continued Service Guaranteed.

No provision of this Agreement, and no action of the Company with respect hereto, shall confer or be construed to confer any right upon the Grantee to continue as a member of the Board.

[Signature page follows]

MAIN STREET CAPITAL CORPORATION

Date:	By:
Name:
Title:

The Grantee hereby accepts the foregoing Restricted Stock Agreement, subject to the terms and provisions of the Plan and administrative interpretations or amendments thereof referred to above.

GRANTEE:

Date:
[Name]